Exhibits 5.1, 8.1 and 23.1


                         Sidley Austin Brown & Wood LLP
                                787 Seventh Ave.
                            New York, New York 10019
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599



                                                       October 30, 2003

CWMBS, Inc.
4500 Park Granada
Calabasas, California  91302

                  Re:      CWMBS, Inc.
                           CHL Mortgage Pass-Through Trust 2003-53
                           Mortgage Pass-Through Certificates,
                           Series 2003-53
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Ladies and Gentlemen:

         We have acted as special counsel for CWMBS, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the Mortgage Pass-Through Certificates of the above-referenced Series (the "Certificates") pursuant to a Pooling and Servicing Agreement dated as of October 1, 2003 (the "Pooling and Servicing Agreement"), among the Company, as depositor, Countrywide Home Loans, Inc., as a seller ("CHL"), Park Granada LLC, as a seller, ("Park Granada" and, together with CHL, the "Sellers"), Countrywide Home Loans Servicing LP, as master servicer (the "Master Servicer"), and The Bank of New York, as trustee (the "Trustee").

         The Certificates will represent the entire beneficial ownership interest in CHL Mortgage Pass-Through Trust 2003-53 (the "Trust Fund"). The assets of the Trust Fund will consist primarily of a pool of conventional, hybrid adjustable rate mortgage loans (the "Mortgage Loans") secured by first liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

         We have examined such documents and records and made such investigations of such matters of law as we have deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.

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         Based upon the foregoing, we are of the opinion that:

1. The Pooling and Servicing Agreement has been duly authorized, executed and delivered by the Company, the Sellers and the Master Servicer and, assuming due authorization, execution and delivery by the Trustee, constitutes a valid, legal and binding agreement of the Company, the Sellers and the Master Servicer, enforceable against the Company, the Sellers and the Master Servicer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law. In rendering this opinion, we have relied on the opinions of counsel of Sandor E. Samuels, as to matters involving the due authorization, execution and delivery of the Pooling and Servicing Agreement by the Depositor, the Sellers and the Master Servicer.

2. Assuming that the Certificates have been duly executed and countersigned by the Trustee in the manner contemplated in the Pooling and Servicing Agreement, when delivered and paid for, the Certificates will be validly issued and outstanding and entitled to the benefits of the Pooling and Servicing Agreement.

3. The REMIC described in the Pooling and Servicing Agreement will qualify as a "real estate mortgage investment conduit" within the meaning of
         Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"), the Regular Certificates will be treated as regular interests in the REMIC, and the Class A-R Certificate will be treated as the sole class of residual interests in the REMIC, assuming: (i) an election is made to treat the assets of the REMIC as a real estate mortgage investment conduit, (ii) compliance with the Pooling and Servicing Agreement and (iii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder.

         The opinion set forth in paragraph 3 is based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes could be retroactive in application and could modify the legal conclusions upon which such opinions are based. Such opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Pooling and Servicing Agreement or the effect of such transactions on Countrywide Financial Corporation, any member of its federal consolidated group or any of its wholly owned affiliates.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal tax laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of New York.

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         We hereby consent to the filing of this opinion as an exhibit to the
Company's Report on Form 8-K dated the date hereof.


                                     Very truly yours,

                                     /s/ SIDLEY AUSTIN BROWN & WOOD LLP
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                                         SIDLEY AUSTIN BROWN & WOOD LLP

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